INVESTMENT MANAGEMENT AGREEMENT




 Date:  March 24, 1998
 Account No.

 Investment advisory agreement by and between Central Investment Fund, Inc. (the Client), and World Asset Management.

 The Client, being duly authorized, hereby employs World Asset Management to provide investment advisory services for an Investment Management Account (Account), to be established on behalf of the Client in accordance with the following terms and conditions described herein:

 1. Authority. World Asset Management will have the following power and authority with respect to the Account. World Asset Management shall have discretion to supervise, manage and direct the assets in the Account other than any shares of common stock of Select Asset Fund, Series 1, Inc. ("SAF 1") and, as agent and attorney-in-fact with full power and authority on behalf of the Client, in accordance with the objectives, policies and restrictions set forth in Client's registration statement on Form N-2 as amended from time to time or as set forth in written instructions furnished by the Client. It shall be Client's responsibility to advise World Asset Management of any modification of objectives as they occur. World Asset Management may, without prior consultation with the Client and at such times when World Asset Management deems appropriate, (a) purchase, sell, invest, reinvest, exchange, convert, trade in and otherwise deal with such assets in accordance with the cash management requirements of the Client communicated by the officers of the Client to World Asset Management; and (b) place all orders for the purchase or sale of portfolio securities for the account with or through brokers, dealers or issuers selected by it or designated by the Client. World Asset Management shall not vote the proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested from time to time.

 2. Brokerage. World Asset Management shall use its best efforts to effect securities transactions through brokers who offer the best execution for the least commissions in the overall best interest of the Client unless otherwise directed by the Client.

 3. Fees. Compensation to World Asset Management for its services shall be calculated in accordance with the attached Schedule of Fees (Appendix A). The fee shall be paid quarterly in arrears.

 4. Reports to Client. World Asset Management will send Client an Account statement containing an inventory of the investments in the Account as soon as reasonably possible after the end of each calendar quarter. Copies of confirmations of transactions executed will be sent promptly to the Custodian. World Asset Management does not assume responsibility for the accuracy of information furnished by Client or any other person.

 5. Limit of Liability. It is understood that World Asset Management shall act in good faith and shall not be liable for any loss incurred in connection with recommendations or investments made or other action taken on behalf of the Account due to errors of judgment or by reason of its advice, including action taken or omitted prior to a written notice of termination. World Asset Management shall not be excluded from liability for losses occasioned by reason of its willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder. Subject to the foregoing, World Asset Management shall not be responsible for any loss incurred solely by reason of any act or omission of the Client, a custodian or any broker or dealer.

 6. Recourse Against World Asset Management. World Asset Management's authority hereunder shall not be impaired because of the fact that World Asset Management may effect transactions with respect to securities for its own account or for the accounts of others that it manages. These transactions may involve identical or similar securities and may be executed at the same or different times. Except for negligence or malfeasance, or violation of applicable law, neither World Asset Management nor any of its partners, employees or agents shall be liable hereunder for any action performed or omitted to be performed or for any errors of judgment in managing the Account; provided, however, as the federal securities laws impose liabilities under certain circumstances on persons who act in good faith, nothing herein shall in any way constitute a waiver or limitation of any rights that Client may have under any federal securities laws.

      Subject to the foregoing, if any loss is suffered due solely to the acts or omissions of a custodian, broker, dealer or underwriter to which World Asset Management has given investment instructions pursuant to the authority granted World Asset Management herein, Client will look to the custodian, broker, dealer or underwriter, and not to World Asset Management, for restitution and recovery.

 7. Representations of World Asset Management and Client. World Asset Management represents that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended and that such registration is currently effective.

      Client represents that employment of World Asset Management is authorized by, has been accomplished in accordance with, and does not violate, the documents governing the Account. Client will furnish World Asset Management with true copies of all governing documents.

 8. Communications. Instructions from Client to World Asset Management may be given orally and, where deemed necessary, may be confirmed in writing as soon as practicable. World Asset Management shall be fully protected in acting upon any such communications which it considers to be authentic.

 9. Non-Exclusive Agreement. World Asset Management acts as adviser to other clients and may give advice, and take action, with respect to any of those clients that may differ from the advice given, or the timing or nature of action taken, with respect to the Account. World Asset Management shall have no obligation to purchase or sell for the Account, or to recommend for purchase or sale by the Account, any security that World Asset Management, its partners, employees, or affiliates may purchase or sell for themselves or for any other client.

 10. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to management of the Account and can be amended only by a written amendment signed by World Asset Management and the Client; provided that such amendment shall be directed or approved as required by the Investment Company Act of 1940.

 11. Assignment. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Investment Company Act of 1940 and regulations promulgated thereunder). World Asset Management is a partnership and will notify the Client promptly after any change in the membership of such partnership.

 12. Termination. This Agreement may be terminated at any time by World Asset Management or the Client by thirty (30) days notice to the other; provided that such termination by the Client shall be directed or approved in accordance with the Investment Company Act of 1940.

 13. Notices. Unless otherwise specified herein, all notices, instructions and advices with respect to security transactions or any other matters contemplated by this Agreement shall be deemed duly given when deposited by first class mail addressed to World Asset Management at 100 Renaissance Center, 38th Floor, Detroit, Michigan, 48243, USA and when deposited by first class mail addressed to the Client to the address appearing below and to any custodian designated by the Client, at such address as it may specify to World Asset Management in writing, or at such other address or addresses as shall be specified, in each case, in a notice similarly given.

 14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.




                                   CENTRAL INVESTMENT FUND, INC.



                                   By: /s/ James A. McIntosh
                                      --------------------------
                                       James A. McIntosh
                                   Its:  President
                                   411 West Lafayette
                                   Detroit, Michigan 48226




 Accepted and Agreed to in
 Detroit, Michigan



 By: /s/ World Asset Management
    ---------------------------
 World Asset Management
 Date:   3/19/98




                                APPENDIX A

                              MANAGEMENT FEES


 The fee for services as investment adviser will be one hundredth of one percent per annum (0.01%) of the aggregate fair market value of the equity securities (other than equity securities of open or closed-end investment companies), in the account. The fee shall be payable quarterly, in arrears, on the basis of the average of the month end fair market values of assets in the account during the calendar quarter. In the event that services commence or terminate other than at the beginning of a quarter, the fee will be prorated accordingly. Statements for the fees will be sent directly to the company to the attention of James A. McIntosh.